EXHIBIT 10.2

February 26, 2004

Ms. Sharon Glickman

12323 N.W. 10th Drive

Coral Springs, FL 33071

Dear Sharon:

This letter sets forth the terms on which SportsLine.com, Inc. (the “Company”) agrees to provide you certain compensation in the event (i) your employment with the Company is terminated other than for Cause (as hereinafter defined) or (ii) you terminate your employment for Good Reason (as hereinafter defined). We have agreed as follows:

1. If the Company terminates your employment other than for Cause or you terminate your employment for Good Reason, then:

(a)	within thirty (30) days after the date your employment is terminated, the Company will pay you an amount equal to the sum of (i) any unpaid amounts of your base salary accrued prior to the date of termination and (ii) a pro rata portion of the most recent annual bonus paid to you (taking into consideration any accrued but unpaid incentive compensation paid to you pursuant to this paragraph) based on the number of days elapsed in the current fiscal year prior to the date of termination, together with any accrued incentive compensation and other amounts to which you are then entitled under any plan, policy, practice or program of the Company at the time such payments are due;

(b)	in lieu of any further salary, incentive compensation or other payments for periods subsequent to the date of termination, and as a severance benefit, the Company will pay you in equal bi-weekly installments for a period of one (1) year following the date of termination an amount equal to the sum of (i) your annual base salary in effect immediately prior to the date of termination, plus (ii) an amount equal to the greater of (x) the average annual bonus paid to you for the prior three years or (y) the amount of the most recent annual bonus paid to you; and

(c)

all unvested Awards (as defined in the Company’s 1997 Incentive Compensation Plan), including but not limited to stock options and/or shares of restricted stock, held by you at the time your employment is terminated will immediately vest and upon vesting shall (i) in the case of stock options, become exercisable and (ii) in the case of restricted stock, no longer be subject to forfeiture or any other conditions or restrictions on transfer; and all such stock options, together with any previously vested and unexercised stock options, shall be exercisable by you in accordance with their respective terms for a period of one (1) year following the termination of your employment or, if earlier, until the then scheduled expiration date(s) of such options.

2. For purposes of this letter:

“Cause” shall mean means: (i) the willful and continued failure by you to substantially perform your duties, after a demand for substantial performance is delivered to you by the Company specifically identifying the manner in which the Company believes you have not substantially performed your duties, and you shall have failed to resume substantial performance of such duties within thirty (30) days of receiving such demand, (ii) the willful engaging by you in criminal conduct (including embezzlement and criminal fraud) which is demonstrably and materially injurious to the Company, monetarily or otherwise, or (iii) the conviction of you of a felony (other than a traffic violation) or the conviction of you of a misdemeanor which impairs your ability substantially to perform your duties with the Company. For purposes of this paragraph, no act, or failure to act, on your part shall be considered “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company.

3. For purposes of this letter:

“Good Reason” shall mean, without your prior consent, the occurrence of any one or more of the following: (A) a reduction by the Company in your base salary as the same shall be increased from time to time; (B) the Company’s requiring you to be based at a location outside of Broward County, Florida; or (C) a failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the obligations as set forth herein. Notwithstanding anything in this letter agreement to the contrary Good Reason shall not be deemed to exist as a result of one or more of the following: (i) changes in nature or status of your position, authority, duties or responsibilities solely as a result of the Company becoming part of a unit or division of a larger entity pursuant to or following a change of control; or (ii) any change in your title(s).

4. This letter agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof, superseding all other prior agreements and understandings, both written and oral, between you and the Company.

5. This letter agreement will remain in effect for so long as you remain employed by the Company or any subsidiary of the Company, or for so long as you remain employed by any successor to the Company. By signing below, you acknowledge that this letter agreement is not an employment agreement and shall not confer upon you any right to employment or continuance of employment by the Company.

Please acknowledge your agreement to the foregoing by signing and returning a copy of this letter.

Very truly yours,

/s/ MICHAEL LEVY

Michael Levy, Chairman of the Board and Chief Executive Officer

Acknowledged and Agreed:

/s/ SHARON GLICKMAN

Sharon Glickman

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